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EXHIBIT 10.26


                          EQUITY CONTRIBUTION AGREEMENT

         THIS EQUITY CONTRIBUTION AGREEMENT (this "AGREEMENT") is entered into on June 29, 2006, among PACIFIC ENERGY RESOURCES LTD., a Delaware corporation ("COMPANY"), WARBURG, PINCUS EQUITY PARTNERS, L.P., a Delaware limited partnership ("WARBURG"), and WP EEX LLC, a Delaware limited liability company ("WP EEX").

                                 R E C I T A L S

         A. The Company's wholly-owned subsidiary, Cameras Acquisition Corp., a Delaware corporation ("ACQUISITION"), Carneros Energy, Inc., a Delaware corporation ("CARNEROS"), Warburg, WP EEX and certain other shareholders of Carneros are parties to a Stock Purchase Agreement dated the date hereof whereby Acquisition is purchasing all of the issued and outstanding shares of capital stock of Carneros (the "SHARES").

         B. A significant portion of the purchase price for the Shares is being funded with proceeds of a loan from Laurus Master Fund, Ltd. ("LAURUS") that is being secured by all of the assets of Carneros and its wholly-owned subsidiary, Gotland Oil, Inc. ("GOTLAND").

         C. The parties desire to provide for a means to ensure that each of Carneros, Acquisition and Gotland will at all times remain solvent and adequately capitalized and able to pay its debts as they become due.

         D. The Company believes that Carneros, Acquisition, and Gotland are each well capitalized and not engaged or about to engage in a business for which its remaining assets are unreasonably small or beyond the ability or each of them to pay, but nonetheless has agreed to contribute additional capital to Carneros, Acquisition or Gotland, as the case may be, on the terms and subject to the conditions set forth below.

         E. Warburg and WP EEX would not have been willing to enter into the Stock Purchase Agreement but for the Company entering into this Agreement.

                                A G R E E M E N T
                                -----------------

         In consideration of the foregoing and of the mutual promises contained in this Agreement, the parties agree that:

1. TERM. This Agreement shall be effective until the earlier of (the "TERMINATION DATE") (i) thirty (30) days after the fourth anniversary of the date hereof or (ii) the Early Termination Date. For purposes hereof, "EARLY TERMINATION DATE" means the first date after the date hereof that all of the following conditions are then satisfied: (i) Carneros and Gotland have collectively produced in excess of 1,000 barrels of oil, net to Carneros and Gotland, each day for more than 180 consecutive days preceding such date, (ii) the average of the forward prices for West Texas Intermediate oil (as quoted on the New York Mercantile Exchange) relating to the five years following such date exceeds $54.59 per barrel, (iii) the then aggregate consolidated indebtedness of Acquisition, Carneros and Gotland is less than $21,200,000, (iv) none of the conditions set forth in SECTION 2 shall have occurred on and after the date hereof and prior to such date, and (v)


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a Qualified Refinancing has occurred prior to such date. For purposes hereof, a
"QUALIFIED REFINANCING" means that all the indebtedness associated with the Securities Purchase Agreement referenced below of approximately $21,200,000 shall have been refinanced with one or more commercial lenders unaffiliated with the Company under arrangements pursuant to which there arc no principal payments required prior to the fourth anniversary of the Closing and all other terms thereof are no less favorable to Acquisition, Carneros and Gotland as the other terms of the Securities Purchase Agreement and related agreements.

2. CONDITIONS FOR EQUITY CONTRIBUTION. The Company shall be obligated to contribute cash (either directly or through Acquisition) as additional equity capital to Carneros, Acquisition or Gotland, as the case may be, if any of the following occurs at any time prior to the Termination Date (which if any such event occurs such capital contribution shall he made within two business days of such event):

                  (a) There is an event of default under the Securities Purchase Agreement dated May 31, 2006, as amended by a Joinder and Amendment Agreement the date hereof, among Carneros, Gotland, Acquisition and Laurus or any other loan document referenced therein and, if a cure period is provided, it continues without cure within such cure period, or an event of default occurs, and, if a cure period is provided, such event of default continues without cure within such cure period, under any loan agreement or other indebtedness of $1,000,000 or more of Carneros, Acquisition or Gotland;

                  (b) Carneros, Acquisition or Gotland admits in writing its inability, or is generally unable, to pay its debts as they become due; or

                  (c) Carneros, Acquisition or Gotland (i) applies for, consents to or allows to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of creditors, (iii) commences a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) is adjudicated a bankrupt or insolvent, (v) files a petition seeking to take advantage of any other law providing for the relief of debtors,
         (vi) acquiesces to, without challenge within ten (10) days of the filing thereof, or fails to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) takes any action for the purpose of effecting any of the foregoing.

3. AMOUNT OF EQUITY CONTRIBUTION. At any time prior to the Termination Date (including on multiple occasions if necessary) that there is an occurrence described in SECTION 2, the Company shall contribute cash (either directly or through Acquisition) to Carneros, Acquisition or Gotland, as the case may be, without receiving additional shares of stock or any other consideration, as equity capital in an amount necessary to cure such default, make Carneros, Acquisition or Gotland solvent, or permit Carneros, Acquisition or Gotland to pay all of its debts that are then due, as the case may be. As used in this Agreement, the term "solvent" means that the sum of an entity's assets at a fair valuation exceeds the sum of such entity's debts and other obligations.

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4. LIMITATION ON CONTRIBUTION. The maximum aggregate amount that the Company shall be required to contribute pursuant to SECTIONS 2 AND 3 shall be $8,000,000.

5. THIRD PARTY BENEFICIARY. The parties hereto acknowledge that Carneros, Acquisition and Gotland are third party beneficiaries hereof. Notwithstanding that Carneros, Acquisition and Gotland are third party beneficiaries, this Agreement can be amended or terminated at any time by a writing executed by the Company, Warburg and WP EEX, without need for consent of Carneros, Acquisition or Gotland.

6. MISCELLANEOUS,

         6.1 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

         6.2 NOTICES. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first-class mail, or telecopier, addressed as follows;

    PARTY                                       ADDRESS
    -----                                       -------

    Pacific Energy Resources Ltd.               1065 West Pier E Street
                                                Long Beach, CA  90802
                                                Attn:  Darren Katic
                                                Fax:  (310) 384-3494

    Warburg Pincus Equity Partners, LP          466 Lexington Avenue, 10th Floor
    WP EEX LLC                                  New York, New York  10017
                                                Attn:  General Counsel
                                                Fax:  (212) 922-0933

All notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after deposit in any United States Post Office in the Continental United States, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

         6.3 ATTORNEYS' FEES. If a dispute arises with respect to this Agreement, the party prevailing in the dispute shall be entitled to recover all fees and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in ascertaining that party's rights, or in preparing to enforce or in enforcing that party's rights under this Agreement, whether or not it was necessary for that party to institute suit.

         6.4 EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatory to the original and same counterpart.

         6.5 COMPANY REPRESENTATIONS. The Company represents and warrants to Warburg and WP EEX as follows: The Company has the requisite power and authority to enter into this


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Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly and validly authorized by the Company. This Agreement has been duly executed and delivered by the Company, and constitutes legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with their terms. The Company's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not:
(a) violate or conflict with any provision of the Company's governing documents;
(b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which the Company is a party or by which it is bound; or (c) violate or conflict with any applicable law.

         6.6 FURTHER ASSURANCE. From time to time each party will execute and deliver such further instruments and will take such other action as the other party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement. If for any reason the obligation of the Company hereunder would be unenforceable, the Company agrees to the fullest extent permitted by law to take such other action requested by Warburg to accomplish the effect contemplated by
Section 3 hereof as long as such action would not adversely affect the Company in any material respect in contrast to the position that the Company would have been in had such obligation been enforceable.

                    [SIGNATURES CONTAINED ON FOLLOWING PAGE]



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         The parties have executed this Agreement as of the day and year first above written.

                                   PACIFIC ENERGY RESOURCES LTD.,
                                   a Delaware corporation


                                   By: /S/ DARREN KATIC
                                       -----------------------------------------
                                       Darren Katic, President


                                   WARBURG, PINCUS EQUITY PARTNERS, L.P.
                                        466 Lexington Avenue, 10th Floor
                                        New York, New York 10017

                                   By: WARBURG PINCUS PARTNERS LLC, its
                                        general partner

                                   By: WARBURG PINCUS & CO.,
                                        its managing member

                                   By: /S/ TIMOTHY J. CURT
                                       -----------------------------------------
                                        Name:
                                        Title: Partner


                                   WP EEX LLC
                                        466 Lexington Avenue, 10th Floor
                                        New York, New York 10017

                                   By: /S/ TIMOTHY J. CURT
                                       -----------------------------------------
                                        Name:
                                        Title: Partner of Managing Members


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